Exhibit 99.1

RF Monolithics Reports 34% Increase in Sales over Last Year and 11% over Last Quarter

DALLAS--(BUSINESS WIRE)--June 24, 2010--RF Monolithics, Inc. (NASDAQ: RFMI) (“RFM” or “the Company”) today announced sales of $8.7 million for the third quarter ended May 31, 2010, compared to $6.5 million for the third quarter of the prior year and $7.9 million for the second quarter of fiscal 2010. This represents a 34% increase over the prior year and an 11% increase over the previous quarter.

RFM also announced increased net income in comparison to prior periods. Net income for the third quarter was reported as $219,000 or $0.02 per diluted share, compared to a net loss of $1,975,000 or $0.20 per diluted share for the prior year’s third quarter and a net income of $174,000 or $0.02 per diluted share for the second quarter of fiscal 2010. This represents a 26% increase in net income over the previous quarter. The prior year’s quarterly net loss included approximately $1.6 million in charges for impairment of intangible assets, restructuring expenses and losses from discontinued operations.

RFM also reported improvement in other operating measures. Third quarter earnings before interest, taxes, depreciation and amortization (EBITDA) were $644,000, in comparison to $84,000 for the third quarter of the prior year and $636,000 for the second quarter. Income from operations was $330,000 in comparison to a loss from operations of $1.9 million for the third quarter of the previous year and income from operations of $294,000 for the previous quarter.

David M. Kirk, RFM President and CEO, stated, “We were pleased with the revenue growth, increases in quarterly sales and the improvements in income and other operating measures. The continued recovery of the Wireless Component business was again the main growth driver, with sales for those products increasing 50% over last year and 13% over the previous quarter. In particular, sales to automotive customers, including satellite radio applications, increased more than 100% over last year’s depressed levels and almost 20% over the previous quarter. Automotive related sales now account for 36% of total sales. We see this increase as due to both an economic recovery and the results of our aggressive sales efforts, including new filter programs.

“Our Wireless Solutions business, which includes Modules, represents our best long-term opportunity for increased sales and income. Sales for Wireless Solutions products increased 20% from the previous year and 9% from the previous quarter. The overall product mix for the quarter was balanced between our Wireless Solutions and Wireless Components businesses. We saw a recovery in our Modules business as those sales increased 41% from the previous year and 29% from the previous quarter. The industrial and medical markets are the backbone for the Wireless Solutions business. Combined sales to our targeted industrial and medical markets increased over prior periods and remained strong at 45% of overall sales,” Kirk said.

“Over the past year we have put in place a balanced business model that allows us to be profitable at our current sales levels. We are now turning greater focus on building capabilities that improve our long range prospects and allow us to increase sales. For instance, our awareness campaign is in full swing. Our revised website, along with multiple product announcements and our participation at several trade shows, is driving traffic to our website and demand for our development kits. Development kit sales drive future design wins and ultimately greater sales. This month we released our WirelessHart module and participated in the Sensor Expo in Chicago. We plan to make additional measured investments in our 2011FY business plan both in terms of new product development and efforts to promote our products,” Kirk stated.

Mr. Kirk also said “Looking forward, the economy and our business appear to have stabilized. We have seen improvement in sales for our module products in wireless sensor network applications for the industrial market and we have seen strength in component sales to the automotive market, with a little softness, due to reduced production schedules from customers for our Virtual Wire® products in the medical market. We look forward to a solid fourth quarter as we close out an excellent recovery year.”

Highlights and Additional Details:

  Sales were up 34% from our third quarter of fiscal 2009 and 11% from our second quarter of fiscal 2010.
  Sales to the automotive market increased 108% from last year and sales to the consumer market increased 172%. Sales of Wireless Component products (largely to these two markets) increased more than 50% in comparison to the prior year.
  Sales of our Wireless Solutions also increased, with 20% increase from the prior year and 9% from the second quarter. Quarterly combined sales to our two targeted markets for these products, the industrial and medical markets, increased 18% comparatively and 3% sequentially.
  Virtual Wire® product sales increased 9% comparatively, but decreased 3% sequentially due to reduced production schedules in the medical market, which we believe is the result of customer efforts to reduce inventory in their supply chain. Medical sales decreased 16% comparatively and 3% sequentially as a result. We expect that in the near term medical sales may lag our other markets.
  Industrial market sales increased over 41% comparatively and 6% sequentially due to improved sales for automated meter reading, surveying and telemetry applications.
  Gross profit margin of 33.8% of total sales was down 210 basis points comparatively and 100 basis points sequentially. These changes were due primarily to shifts in product mix and decreased average selling prices. The product mix shifts included a shift away from the Solutions business towards the Components business and correspondingly away from medical markets and to automotive markets. The decreases in selling prices were primarily related to new filter programs. We remain strategically focused on expanding our Wireless Solutions business to improve gross margins, but we may occasionally take advantage of opportunities to expand business for existing products in the Components business.
  Operating expenses of $2.6 million were $1.6 million lower comparatively, as the prior year included $1.6 million in intangible asset impairment expense and restructuring expenses that did not recur this year. Operating expenses were $160,000 higher sequentially, primarily due to restoration of prior salary decreases and increased sales and marketing expenses resulting from higher sales commission expense related to higher sales and the additional cost related to our awareness campaign.
  On a cumulative basis, for our last four quarters we have had sales of $32.5 million, operating income of $1.1 million, net income of $350,000, operating cash flow of $1.6 million and positive EBITDA of $2.5 million.
  Ending cash was $0.6 million at May 31, 2010, with $0.9 million of additional borrowing availability. We had working capital of over $4.1 million, net of our senior revolving bank debt of $3.6 million which is classified as current.
  Operating cash flow for the quarter was a negative $0.2 million, primarily as a result of an increase in accounts receivable of $0.3 million related to increased sales and a similar increase in inventory. Year-to-date operating cash flow remains positive at $0.3 million.
  Our total bank debt at May 31, 2010 was $4.4 million, which was $0.2 million greater than the prior quarter to finance additional working capital requirements resulting from higher order levels.
  We announced two new products, a WirelessHart module incorporating Dust Networks technology and a next generation Ultra Low Power Battery Powered Wi-Fi ™ Module.
  We participated in three shows, the Embedded Systems Conferences in Silicon Valley, the Real-Time & Embedded Computing conference in Boston and the Sensors Expo in Chicago. At these shows, we demonstrated energy harvesting, showcased Crystal products and an extensive portfolio of RF Modules for wireless sensor networking and provided hands-on assistance with using our RFIC Design Assistant and Battery-Powered Wi-Fi products for Sensor Networking.
  We announced that additional emphasis and resources will be directed towards the M2M market and that Mr. Farlin A. Halsey has been appointed Senior Vice President of Marketing and M2M Business.
  Our CEO, Mr. David Kirk, was named a finalist for the Ernst & Young Entrepreneur of the Year ® 2010 Award in the Southwest Area- North.

Product Mix for current, sequential and comparative quarter sales was:

Wireless Solutions Segment	Q3 FY10	Q2 FY10	Q3 FY09
Cirronet Modules	$1.9 Million	$1.4 Million	$1.3 Million
RFM Virtual Wire® & RFIC	$2.5 Million	$2.6 Million	$2.3 Million
Subtotal	$4.4 Million	$4.0 Million	$3.6 Million

Wireless Components Segment
Low-power Components	$1.0 Million	$1.2 Million	$0.7 Million
Filter Products	$3.0 Million	$2.4 Million	$1.9 Million
Frequency Control Modules	$0.3 Million	$0.3 Million	$0.3 Million
Subtotal	$4.3 Million	$3.9 Million	$2.9 Million

Total Sales	$8.7 Million	$7.9 Million	$6.5 Million

Market Diversification for current, sequential and comparative quarter sales was:

	Q3 FY10*	Q2 FY10*	Q3 FY09*
Automotive	36%	34%	23%
Consumer	13%	10%	6%
Industrial	32%	34%	31%
Medical	13%	15%	21%
Telecom	4%	5%	13%
Other**	2%	2%	6%

Geographic Diversification for current, sequential and comparative quarter sales was:

	Q3 FY10	Q2 FY10	Q3 FY09
North America	39%	40%	49%
Europe	15%	16%	10%
Asia and the rest of the world	46%	44%	41%

*Market classifications involve the Company’s attempt to classify distribution sales which are recognized upon shipment and whose market classification is estimated based upon point-of-sales information provided to the Company by RFM’s distributors.

**Other includes the government and those sales through distribution which are not considered material for tracking by market application by RFM’s distributors.

Non-GAAP Financial Measures (EBITDA)

As a supplemental disclosure, we report earnings before interest, taxes, depreciation and amortization (EBITDA). While this is a Non-GAAP measure, this is a standard metric used by many companies to measure performance, particularly to measure cash flow performance before interest expense is paid. Many financial institutions use this measure as part of their credit evaluation process. We believe that EBITDA provides useful supplemental information to investors and offers a better understanding of results of operations as seen through the eyes of management and facilitates comparison to results for prior periods. We have chosen to provide this supplemental information to enable investors to perform additional comparisons of operating results and analyze financial performance without the impact of certain non-cash expenses that may obscure trends in our underlying performance. We use EBITDA internally to make strategic decisions, forecast future results and evaluate our financial performance. This non-GAAP financial measure is not in accordance with, or an alternative for, GAAP financial measures and may differ from non-GAAP financial measures used by other companies. The presentation of the additional information should not be considered a substitute for net income (loss) in accordance with GAAP.

About RFM

RF Monolithics, Inc., headquartered in Dallas, Texas, is a provider of solutions-driven, technology-enabled wireless connectivity for a broad range of wireless applications—from individual standardized and custom components to modules for comprehensive industrial wireless sensor networks and machine-to-machine (M2M) technology. For more information on RF Monolithics, Inc., please visit the Company’s website at www.RFM.com.

Forward-Looking Statements

This news release contains forward-looking statements, made pursuant to the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Statements of the plans, objectives, expectations and intentions of RFM and/or its wholly-owned subsidiaries (collectively, the “Company” or “we”) involve risks and uncertainties. Statements containing terms such as “believe,” “expect,” “plan,” “anticipate,” “may” or similar terms are considered to contain uncertainty and are forward-looking statements. Such statements are based on information available to management as of the time of such statements and relate to, among other things, expectations of the business environment in which we operate, projections of future performance, perceived opportunities in the market and statements regarding our mission and vision, and future financial and operating results. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, including risks related to economic conditions as related to our customer base, collection of receivables from customers who may be affected by economic conditions, the highly competitive market in which we operate, rapid changes in technologies that may displace products sold by us, declining prices of products, our reliance on distributors, delays in product development efforts, uncertainty in customer acceptance of our products, changes in our level of sales or profitability, manufacturing and sourcing risks, availability and lead times of raw materials, cost of components for our products, product defects and returns, as well as the other risks detailed from time to time in our SEC reports, including the report on Form 10-K for the year ended August 31, 2009. We do not assume any obligation to update any information contained in this release.

Management Conference Call:

RFM will host a conference call, open to the public, today at 5:00 p.m. ET. The public will have the opportunity to listen to the conference call over the Internet or by dialing toll-free 1-877-390-5532, ask to be connected to the RF Monolithics management conference call. Please call 10 minutes prior to scheduled start time. After the conference call, a replay will be available and can be accessed by dialing 1-800-642-1687 (pass code 83112712). This replay will be available, through July 1, 2010.

Internet Access:

To access the conference call via the web, participants should access RFM’s website at www.rfm.com, click on Investor Relations page on the webcast tab, at least 10 minutes prior to the call and log in to ensure web browser compatibility.

RF MONOLITHICS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED
(In Thousands, Except Per-Share Amounts)
	Three Months		Nine Months
	Ended May 31,		Ended May 31,
	2010	2009	2010	2009
SALES	$8,721	$6,534	$25,061	$24,499
COST OF SALES	5,777	4,187	16,621	15,679
GROSS PROFIT	2,944	2,347	8,440	8,820
OPERATING EXPENSES:
Research and development	808	818	2,335	3,130
Sales and marketing	1,217	1,020	3,480	3,974
General and administrative	589	742	1,799	2,663
Restructuring and fixed asset impairment	-	51	-	444
Impairment - intangibles	-	1,583	-	1,583
Total operating expenses	2,614	4,214	7,614	11,794
INCOME (LOSS) FROM OPERATIONS	330	(1,867)	826	(2,974)
OTHER INCOME (EXPENSE):
Interest expense	(98)	(162)	(468)	(466)
Other	(8)	(1)	(52)	(24)
Total other expense	(106)	(163)	(520)	(490)
INCOME (LOSS) BEFORE INCOME TAXES	224	(2,030)	306	(3,464)
Income tax expense (benefit)	5	(113)	15	(100)
NET INCOME (LOSS) - continuing operations	219	(1,917)	291	(3,364)
NET LOSS - discontinued operations	-	(58)	-	(150)

NET INCOME (LOSS)	$219	$(1,975)	$291	$(3,514)

INCOME (LOSS) PER SHARE
Basic from continuing operations	$0.02	$(0.19)	$0.03	$(0.34)
Basic from discontinued operations	0.00	(0.01)	0.00	(0.01)
Basic	$0.02	$(0.20)	$0.03	$(0.35)

Diluted from continuing operations	$0.02	$(0.19)	$0.03	$(0.34)
Diluted from discontinued operations	0.00	(0.01)	0.00	(0.01)
Diluted	$0.02	$(0.20)	$0.03	$(0.35)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	10,163	9,976	10,107	9,906
Diluted	10,931	9,976	10,871	9,906

RF MONOLITHICS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS - UNAUDITED
(In Thousands)

	May 31,	August 31,
ASSETS	2010	2009
		(a)
CURRENT ASSETS:
Cash and cash equivalents	$590	$585
Trade receivables - net	5,412	4,748
Inventories - net	5,047	5,015
Prepaid expenses and other	304	315
Total current assets	11,353	10,663

PROPERTY AND EQUIPMENT - Net	1,809	2,223
GOODWILL	556	556
INTANGIBLES - Net	369	369
OTHER ASSETS - Net	468	645
TOTAL	$14,555	$14,456

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Current portion of long term debt - bank	$3,643	$3,706
Capital lease obligations - current portion	23	41
Accounts payable - trade	2,198	2,169
Accrued expenses and other current liabilities	1,352	1,755
Total current liabilities	7,216	7,671

LONG-TERM DEBT - Less current portion:
Mortgage payable	775	820
Capital lease obligations	41	55
Total long-term debt	816	875

DEFERRED TAX LIABILITIES	125	125
Total liabilities	8,157	8,671

STOCKHOLDERS' EQUITY:
Common stock: 10,184 and 10,018 shares issued	10	10
Additional paid-in capital	50,853	50,531
Common stock warrants	86	86
Treasury stock, 36 common shares at cost	(227)	(227)
Accumulated deficit	(44,324)	(44,615)
Total stockholders' equity	6,398	5,785
TOTAL	$14,555	$14,456

(a) Derived from audited financial statements.

RF MONOLITHICS, INC.
EBITDA - EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION & AMORTIZATION
(In Thousands)

	Three Months		Nine Months
	Ended May 31,		Ended May 31,
	2010	2009	2010	2009

Net income (loss)	$219	$(1,975)	$291	$(3,514)

Add back:
Interest expense	98	162	468	466

Taxes	5	(113)	15	(100)

Depreciation	176	241	564	772

Amortization:
Patents	56	63	170	192
Intangibles from acquisitions (1)	-	1,583	-	1,704
Stock compensation	90	123	326	332
Total amortization	146	1,769	496	2,228
(1) Includes impairment
EBITDA	$644	$84	$1,834	$(148)

CONTACT:
RF Monolithics, Inc.
Buddy Barnes, 972-448-3789
Chief Financial Officer
bbarnes@rfm.com